UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2005

THE PRINCETON REVIEW, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Broadway New York, New York 10024

(Address of principal executive offices) (Zip Code)

(212) 874-8282

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

          As of December 23, 2005, the Compensation Committee of the Board of Directors of The Princeton Review, Inc. (the “Company”) approved the acceleration of vesting of unvested stock options granted to employees of the Company outstanding as of December 31, 2005 that have an exercise price at or greater than $7.00 and which are scheduled to vest in the 24-month period following December 31, 2005.  Options held by members of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the Board of Directors are excluded from the vesting acceleration. There are approximately 360,000 options to purchase the Company’s common stock that will be accelerated. Options accelerated on behalf of the Company’s Executive Officers are as follows:

Officer	Title	Number of Accelerated Options	Weighted Average Exercise Price Per Share

Margot Lebenberg	Executive Vice President, Secretary and General Counsel	27,500	$7.56
Stephen Quattrociocchi	Executive Vice President	23,019	$7.35
Young Shin	Executive Vice President	10,000	$7.30

          The decision to accelerate vesting of these “out-of-the-money” stock options was made primarily to minimize future compensation expense that the Company would otherwise have been required to recognize in its consolidated statements of operations pursuant to Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment,” which becomes effective as to the Company beginning in the first fiscal quarter of 2006.  The Company believes that the aggregate future expense that will be eliminated from its consolidated statement of operations as a result of this acceleration of vesting is approximately $1.6 million.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.
(Registrant)

Dated: December 29, 2005
	By:	/s/ Andrew J. Bonanni

Andrew J. Bonanni
Chief Financial Officer